FOR IMMEDIATE RELEASE

ESSEX RENTAL CORP. REPORTS 2009 FOURTH QUARTER AND
YEAR END RESULTS

BUFFALO GROVE, IL – March 15, 2010 – Essex Rental Corp. (Nasdaq: ESSX; ESSXW; ESSXU) ("Essex") today announced its consolidated results for the fourth quarter and year ended December 31, 2009.  The following results are those of Essex Rental Corp. and its wholly owned subsidiaries, including Essex Crane Rental Corp. ("Essex Crane"), its operating subsidiary, which was acquired by Essex on October 31, 2008 through the acquisition of Essex Holdings, LLC (“Essex Holdings”), the direct parent of Essex Crane, and Essex Finance Corp., which was formed in 2009 to facilitate the acquisition of certain rental equipment.

Included below is a comparison of Essex's actual results of operations for the quarter and year ended December 31, 2009 to the unaudited pro forma results for the same periods in the prior year.  The pro forma results of operations assume that Essex acquired Essex Holdings as of January 1, 2008, which we believe provides the most meaningful comparison of our business’s results of operations for the quarter and year ended December 31, 2008.

Management Comments on 2009

Ron Schad, President & CEO of Essex, stated, “While we are disappointed with Essex’s results for 2009, in light of the current economic conditions we were satisfied with our ability to successfully manage costs thereby enabling us to optimize free cash flow.  The decrease in utilization rates and to a lesser extent average rental rates had a significant negative impact on total revenues.  Despite the difficult operating environment, we had positive cash flow from operations of approximately $15.1 million or $0.96 per share on a fully diluted basis in 2009 and had $48.7 million of borrowing capacity under our revolving credit facility at December 31, 2009.”

Fourth Quarter Overview

Essex’s total rental related revenue for the fourth quarter of 2009, which includes revenue from equipment rentals, repair and maintenance, and transportation services, but excludes used rental equipment sales, was $8.7 million compared to the pro forma total rental related revenue of $19.8 million for the 2008 period.  The decline was primarily due to lower equipment rental revenue driven by lower utilization rates on cranes and attachments which represented 70.0% of total revenue, or $6.4 million for the quarter ended December 31, 2009, compared to 73.8% of pro forma total revenue, or $15.9 million for the comparable period in 2008.  Equipment rental income was also impacted by a 15.9% decrease in the average monthly crane rental rate to $19,181 compared to the average monthly crane rental rate of $22,805 for the comparable period in 2008.  The decrease in average crane rental rate was the result of excess market supply of rental equipment compared to the demand due to the weakening economy and the difficult commercial credit environment compounded by the expiration of existing rental agreements executed at higher rental rates in the prior year and earlier.

The crane utilization rate (on a days method) for the fourth quarter 2009 equaled 34.8%, compared to 73.0% in the comparable period in 2008.

Cost of revenues for the quarter ended December 31, 2009 was $6.9 million, compared to $9.6 million for the 2008 period.  The decrease in cost of revenues is due to the lower revenue level, cost reduction initiatives previously mentioned, and a decrease in the number of rental equipment items sold, which were offset by an increase in depreciation expense related to rental equipment purchased during 2009.  Excluding the net book value of rental equipment sold and depreciation expense, costs were $3.7 million for the fourth quarter of 2009, compared to $5.8 million for the same period in 2008.

Selling, general and administrative expenses were $1.8 million for the fourth quarter of 2009, a decrease from $8.3 million for the same period in the prior year.  The decrease was primarily due to $6.0 million of expensed acquisition related costs incurred during the fourth quarter 2008 and a decrease in payroll related expenses as a result of our previously discussed cost reduction initiatives.  Both of these expense reductions were partially offset by an increase in costs in 2009 associated with being a public company.

Rental EBITDA was $3.1 million for the quarter ended December 31, 2009, versus $5.7 million for the fourth quarter ended December 31, 2008 excluding the $23.9 million goodwill impairment charge recorded in the prior period.

Full Year 2009 Overview

Essex’s total rental related revenue for the year ended December 31, 2009, which includes revenue from equipment rentals, repair and maintenance, and transportation services, but excludes used rental equipment sales, was $45.6 million compared to the pro forma total rental related revenue of $77.4 million for the 2008 period.  The decline was primarily due to lower equipment rental revenue driven by lower utilization rates on cranes and attachments which represented 66.4% of total revenue, or $34.6 million for the year ended December 31, 2009, compared to 72.0% of pro forma total revenue, or $61.8 million for the comparable period in 2008.  The average monthly crane rental rate was $21,081 for the year ended December 31, 2009 compared to $21,382 for the comparable period in 2008. The crane utilization rate (on a days method) for the year ended December 31, 2009 equaled 43.6%, compared to 72.5% for the year ended December 31, 2008.  Crane utilization for Essex’s heavier lifting equipment (equipment with lifting capacity in excess of 200 tons) meaningfully exceeded the utilization rate for the entire fleet.

Cost of revenues for the year ended December 31, 2009 was $32.9 million, compared to $38.4 million for the comparable 2008 period.  The decrease in cost of revenues is due to the lower revenue level, cost reduction initiatives, and a decrease in the number of rental equipment items sold offset by an increase in the net book value of rental equipment sold and an increase in depreciation expense related to rental equipment purchased during 2009.  Excluding the net book value of rental equipment sold and depreciation expense, costs were $16.1 million in 2009, compared to $23.3 million for the 2008 period.

Selling, general and administrative expenses were $10.5 million in 2009, a decrease from $17.7 million in 2008. The decrease was primarily due to $6.2 million of acquisition related expenses incurred during 2008 in addition to a decrease in payroll related expenses as a result of our cost reduction initiatives.  Both of these expense reductions were partially offset by a $2.2 million increase in costs in 2009 associated with being a public company.

Rental EBITDA was $19.0 million for the year ended December 31, 2009, versus $36.5 million for the year ended December 31, 2008, excluding the $23.9 million goodwill impairment charge recorded in the prior period.

Outlook for 2010

Mr. Schad continued, “We expect that our fleet utilization will improve throughout 2010.  Although we have begun 2010 with low levels of utilization, our expectation for improvement should result in 2010 average utilization near or above the average utilization experienced in 2009.  While we are not prepared to provide full year 2010 earnings guidance, our first quarter fiscal 2010 Rental EBITDA is expected to be less than that in the preceding quarter ended December 31, 2009 primarily due to lower average rental rates.  Notwithstanding, we have begun to experience an increase in crane utilization.  Specifically, we are encouraged that new order commitments (in both quantity of cranes and total dollar amount of bookings) through the first two months of 2010 have been greater than new order commitments received during the entire quarter ended March 31, 2009.  The quality of the new business opportunities that we are quoting and the likelihood that these opportunities will materialize are in part the basis for our optimism that our utilization rates will improve throughout 2010.  Based on previous market cycles, we would expect that we will only experience a rebound in average rental rates when an increase in demand pushes utilization to higher levels.”

Mr. Schad concluded, “In 2010 and forward, Essex will continue to focus its efforts on managing the business to maximize free cash flow and return on invested capital through prudent growth.  In 2009, our cost management efforts reduced our operating expenses by over $5.0 million on an annualized basis.  We will continue these efforts in 2010 with similar levels of savings until the business improves.  In addition, due to lower utilization levels, we are likely to reduce our investment in new crane purchases in 2010 to maximize the returns on the nearly $40.0 million investment in new rental equipment over the last 24 months.  To date, the financial return on this investment is not fully reflected in our reported results. Opportunities for the sale of smaller capacity, older cranes continue to exist at values in excess of our appraised orderly liquidation value (OLV).  We remain confident in the underlying value of our assets which have remained stable. We continue to believe that our strategy to sell underutilized lighter lifting capacity equipment and reinvest into heavier lifting capacity higher average monthly rental rate equipment positions us well to meaningfully participate in the recovery.”

Conference Call

Essex’s management team will conduct a conference call to discuss the operating results at 9:00 a.m. ET on Monday, March 15, 2010.  Interested parties may participate in the call by dialing 706-902-1803.  Please call in 10 minutes before the call is scheduled to begin, and ask for the Essex Rental Corp. call (conference ID# 54692863).

The conference call will be webcast live via the Investor Relations section ("Events and Presentations") of the Essex Rental Corp. website at www.essexcrane.com.  To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the website.

About Essex Rental Corp.

Headquartered outside of Chicago, Essex, through its subsidiary, Essex Crane, is one of North America's largest providers of lattice-boom crawler crane and attachment rental services.  With over 350 cranes and attachments in its fleet, Essex supplies cranes for construction projects related to power generation, petro-chemical, refineries, water treatment & purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication and industrial plants, and commercial construction.

Some of the statements in this press release and other written and oral statements made from time to time by the Company and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent and belief or current expectations of Essex and its management team and may be identified by the use of words like "anticipate", "believe", "estimate", "expect", "intend", "may", "plan", "will", "should", "seek", the negative of these terms or other comparable terminology.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements.  Important factors that could cause actual results to differ materially from Essex’s expectations include, without limitation, the continued ability of Essex to successfully execute its business plan, the possibility of a change in demand for the products and services that Essex provides (through its subsidiary, Essex Crane), intense competition which may require us to lower prices or offer more favorable terms of sale, our reliance on third party suppliers, our indebtedness which could limit our operational and financial flexibility, global economic factors including interest rates, general economic conditions, geopolitical events and regulatory changes, our dependence on our management team and key personnel, as well as other relevant risks detailed in our Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission and available on our website, www.essexcrane.com.  The factors listed here are not exhaustive.  Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Essex assumes no obligation to update or supplement forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results or financial conditions, or otherwise.

This press release includes references to Rental EBITDA, an unaudited financial measure of performance which is not calculated in accordance with generally accepted accounting principles, or GAAP.  While management believes that the presentation of Rental EBITDA serves to enhance understanding of Essex's and Essex Crane's operating performance, Rental EBITDA should be considered in addition to, but not as substitutes for, or more meaningful than, income from operations, the most directly comparable GAAP measures, as an indicator of Essex's and Essex Crane's operating performance.  Rental EBITDA has been presented as a supplemental disclosure because EBITDA is a widely used measure of performance and basis for valuation.  A reconciliation of Rental EBITDA to income from operations is included in the financial tables accompanying this release.

CONTACT:	-OR-	INVESTOR RELATIONS:
Essex Rental Corp.		The Equity Group Inc.
Martin Kroll		Melissa Dixon
Chief Financial Officer		Senior Account Executive
(847) 215-6502 / mkroll@essexcrane.com		(212) 836-9613 / mdixon@equityny.com
Devin Sullivan
Senior Vice President
(212) 836-9608 / dsullivan@equityny.com

Essex Rental Corp.
Consolidated Statements of Operations

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008 (1)	2009	2008 (1)
	(Unaudited)	(Unaudited)		(Unaudited)
REVENUE
Equipment rentals	$6,360,757	$15,855,119	$34,556,696	$61,823,678
Used rental equipment sales	403,875	1,730,771	6,478,197	8,439,805
Transportation	978,469	1,985,791	4,909,346	8,163,171
Equipment repairs and maintenance	1,345,013	1,914,138	6,140,153	7,424,692

TOTAL REVENUE	9,088,114	21,485,819	52,084,392	85,851,346

COST OF REVENUES
Salaries, payroll taxes and benefits	1,428,936	2,136,217	6,006,715	8,041,998
Depreciation	2,847,494	2,302,994	11,210,472	10,561,967
Net book value of rental equipment sold	290,937	1,439,677	5,584,784	4,625,783
Transportation	826,012	1,479,486	3,743,595	6,727,663
Equipment repairs and maintenance	1,162,342	1,696,971	4,873,005	6,647,754
Yard operating expenses	311,625	501,932	1,482,371	1,839,273

TOTAL COST OF REVENUES	6,867,346	9,557,277	32,900,942	38,444,438

GROSS PROFIT	2,220,768	11,928,542	19,183,450	47,406,908

Selling, general and administrative expenses	1,835,877	8,283,988	10,547,405	17,698,297
Goodwill impairment	-	23,895,733	-	23,895,733
Other depreciation and amortization	180,633	362,366	781,751	995,324

INCOME (LOSS) FROM OPERATIONS	204,258	(20,613,545)	7,854,294	4,817,554

OTHER INCOME (EXPENSES)
Other income	316	179,065	643	-
Interest expense	(1,654,101)	(1,497,936)	(6,681,740)	(9,524,943)
TOTAL OTHER INCOME (EXPENSES)	(1,653,785)	(1,318,871)	(6,681,097)	(9,524,943)

INCOME (LOSS) BEFORE INCOME TAXES	(1,449,527)	(21,932,416)	1,173,197	(4,707,389)

PROVISION (BENEFIT) FOR INCOME TAXES	(830,758)	(7,512,682)	(22,609)	(1,068,388)

NET INCOME (LOSS)	$(618,769)	$(14,419,734)	$1,195,806	$(3,639,001)

Weighted average shares outstanding:
Basic	14,117,714	14,146,029	14,110,789	14,155,055
Diluted	14,117,714	14,146,029	15,805,191	14,155,055

Earnings (loss) per share:
Basic	$(0.04)	$(1.02)	$0.08	$(0.26)
Diluted	$(0.04)	$(1.02)	$0.08	$(0.26)

(1)
On October, 31, 2008, Essex Rental Corp. consummated the acquisition of Essex Holdings, LLC and its wholly owned subsidiary, Essex Crane Rental Corp. (collectively, the "Predecessor"). The consolidated statements of operations for the quarter and year ended December 31, 2008 include unaudited pro forma results as if the acquisition occurred as of January 1, 2008. Management believes comparison of 2009 actual results to 2008 pro forma results provides the most meaningful comparison of Essex's results of operations. Additional information regarding Essex Rental Corp.'s acquisition of the Predecessor as well as information regarding proforma financial information is available in our annual and quarterly reports filed with the Securities and Exchange Commission.

Essex Rental Corp.
Rental and Utilization Statistics
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Average crane rental rate per month	$19,181	$22,805	$21,081	$21,382

Utilization Statistics - Cranes
"Days" Method Utilization	34.8%	73.0%	43.6%	72.5%
"Hits" Method Utilization	38.5%	76.8%	48.2%	77.0%

(See definitions in the quarterly and annual reports filed w ith the SEC)

Reconciliation of Income from Operations
to Total EBITDA and Rental EBITDA
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Income (loss) from Operations	$204,258	$(20,613,545)	$7,854,294	$4,817,554
Add: Depreciation	2,847,494	2,302,994	11,210,472	10,561,967
Add: Goodwill Impairment	-	23,895,733	-	23,895,733
Add: Other depreciation and amortization	180,633	362,366	781,751	995,324
Total EBITDA	3,232,385	5,947,548	19,846,517	40,270,578
Minus: Used rental equipment sales	(403,875)	(1,730,771)	(6,478,197)	(8,439,805)
Add: Net book value of rental equipment sold	290,937	1,439,677	5,584,784	4,625,783
Rental EBITDA	$3,119,447	$5,656,454	$18,953,104	$36,456,556

Essex Rental Corp.
Consolidated Balance Sheets

	December 31,	December 31,
	2009	2008

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$199,508	$139,000
Accounts receivable, net of allowances for doubtful accounts and credit memos of $1,545,000 and $660,000, respectively	4,973,995	11,350,561
Other receivables	3,791,845	3,167,773
Deferred tax assets	1,724,621	1,859,071
Prepaid expenses and other assets	410,198	440,879
TOTAL CURRENT ASSETS	11,100,167	16,957,284

Rental equipment, net	260,767,678	255,692,116
Property and equipment, net	6,981,660	8,176,143
Spare parts inventory, net	3,556,236	3,276,858
Identifiable finite lived intangibles, net	2,160,239	3,518,667
Loan acquisition costs, net	1,897,177	2,377,442

TOTAL ASSETS	$286,463,157	$289,998,510

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,790,683	$2,510,564
Accrued employee compensation and benefits	679,078	2,160,960
Accrued taxes	5,663,263	5,203,485
Accrued interest	303,186	440,667
Accrued other expenses	739,639	1,390,864
Unearned rental revenue	793,797	2,176,906
Short-term debt obligations	5,170,614	-
Current portion of capital lease obligation	6,269	-
TOTAL CURRENT LIABILITIES	15,146,529	13,883,446

LONG-TERM LIABILITIES
Revolving credit facility	131,919,701	137,377,921
Deferred tax liabilities	62,935,535	63,266,773
Interest rate swap	2,306,294	3,424,613
Capital lease obligation	17,067	-
TOTAL LONG-TERM LIABILITIES	197,178,597	204,069,307

TOTAL LIABILITIES	212,325,126	217,952,753

STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value, Authorized 1,000,000 shares, none issued	-	-
Common stock, $.0001 par value, Authorized 40,000,000 shares; issued and outstanding 14,124,563 shares at December 31, 2009 and 14,106,886 shares at December 31, 2008	1,412	1,410
Paid in capital	84,589,119	84,383,579
Accumulated deficit	(9,022,597)	(10,218,403)
Accumulated other comprehensive loss, net of tax	(1,429,903)	(2,120,829)
TOTAL STOCKHOLDERS' EQUITY	74,138,031	72,045,757

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$286,463,157	$289,998,510